Exhibit 99.1

CU BANCORP REPORTS RECORD SECOND QUARTER EARNINGS OF $6.6 MILLION DRIVEN BY RECORD LOAN GROWTH AND REVENUES

Earnings per share increase 24% over year-ago quarter

Los Angeles, CA, July 26, 2016 - CU Bancorp (NASDAQ: CUNB), the parent company of wholly owned California United Bank, today reported financial results for the second quarter of 2016.

Second Quarter 2016 Highlights

•	Net income available to common shareholders increased to $6.3 million, up $354 thousand or 6% from the prior quarter

•	Diluted earnings per share of $0.36, up 3% from the prior quarter

•	Return on average tangible common equity of 10.93%, up from 10.75% in prior quarter

•	Return on average assets of 0.92%, up from 0.89% in prior quarter

•	Efficiency ratio of 55%, compared to 58% in prior quarter

•	Tangible book value per share increased $0.41 to $13.46 per share

•	Non-performing assets to total assets ratio remains low at 0.09%

•	Total assets increased to $2.8 billion, up $37 million from the prior quarter and 12% from the year-ago quarter

•	Total loans increased to $2.0 billion, up $82 million from the prior quarter and 14% from the year-ago quarter

•	Total deposits increased to $2.4 billion, up $20 million from the prior quarter and 12% from the year-ago quarter

•	Non-interest bearing demand deposits were 56% of total deposits

•	Continued status as well-capitalized, the highest regulatory category

Second Quarter 2016 Summary Results

“The second quarter of 2016 was another very strong quarter for CUB, with the Company setting new records for earnings, revenues and loan growth,” said David Rainer, Chairman and Chief Executive Officer of CU Bancorp and California United Bank. “Net income available to common shareholders grew 28% over the year-ago quarter and 6% over the prior quarter, driven by solid growth in both net interest income and non-interest income, with total revenues growing more than 3% on a linked-quarter basis or 14% annualized.

“The evidence of our strong execution can also be seen in the improvement in the Company’s performance ratios. Return on average tangible common equity and return on average assets of 10.93% and 0.92%, respectively, increased from both year-ago and linked-quarter periods, with tangible book value per share increasing by 12% from the year-ago period.”

“The strong pipeline that we indicated in our first quarter earnings release led to record net organic loan growth of $121 million and total loan growth at an annualized rate of 18%,” said Brian Horton, President of CU Bancorp and California United Bank. “We expect our pipeline will continue to support solid loan growth, similar to the previous six quarters, which have averaged an annualized 12%. We’re pleased to report that included in our second quarter loan growth was a $26 million increase in commercial and industrial loans outstanding, with utilization of commercial and industrial lines of credit returning to 45%.”

“As we noted last quarter, we continue to expect our ongoing growth to require additional staff, with related increases in non-interest expense, in order to support the high level of customer service CUB provides, as well as address expanding regulatory and compliance requirements,” said Rainer. “We are pleased to report that in early July we welcomed Robert Sjogren to fill our newly created position of Executive Vice President and Chief Risk Officer. We are particularly pleased to have found someone with this exemplary background, including experience as an FDIC examiner, a lawyer and a chief operating officer. With this strategic hire, we join the growing number of banks which have recognized that the myriad of new risks, both business and regulatory, require the elevation of the risk management role.”

Net Income and Profitability Ratios

Net income available to common shareholders for the second quarter of 2016 was $6.3 million or $0.36 per fully diluted share, compared with net income available to common shareholders of $5.0 million or $0.29 per fully diluted share for the second quarter of 2015. The growth in net income available to common shareholders from the year-ago quarter is attributable to a $2.5 million increase in loan interest income, which is the result of the Company’s strong loan growth since the prior period. In the second quarter of 2016 the Company recorded no merger-related expenses, compared to $246 thousand in the year-ago quarter.

Net income available to common shareholders for the second quarter of 2016 was $6.3 million or $0.36 per fully diluted share, compared with net income available to common shareholders of $6.0 million or $0.35 per fully diluted share in the first quarter of 2016. The growth in net income available to common shareholders from the prior quarter is primarily attributable to a $587 thousand increase in loan interest income, which is commensurate with the second quarter’s annualized increase in average loans of 13%.

Net income available to common shareholders for the year-to-date period ending June 30, 2016, increased $3.4 million or 39% over the same year-to-date period of 2015. The increase was driven by an increase in net interest income of $6.3 million or 16% for the year-to-date period ending June 30, 2016, compared to the same period of the prior year.

Diluted earnings per share for the year-to-date period ending June 30, 2016, increased $0.18 or 34% compared to the same period of the prior year. Non-interest expense for the year-to-date period ending June 30, 2016, increased $451 thousand or 1.5% compared to the same period of the prior year. Over the prior six quarters non-interest expense has essentially been flat, despite double digit growth in loans and deposits.

The following table shows certain of the Company’s performance ratios for the second quarter of 2016, the first quarter of 2016 and the second quarter of 2015:

	Q2 2016	Q1 2016	Q2 2015
Return on average tangible common equity	10.93%	10.75%	10.00%
Return on average assets	0.92%	0.89%	0.82%
Operating efficiency ratio	55%	58%	61%

Net Interest Income and Net Interest Margin

Net interest income totaled $24.2 million for the second quarter of 2016, an increase of $3.0 million or 14% from the second quarter of 2015. The increase was primarily driven by strong loan growth over the last year.

The Company’s net interest income was positively impacted in both the second quarter of 2016 and the second quarter of 2015 by the recognition of fair value discounts earned on early payoffs of acquired loans. In the second quarter of 2016 the Company recorded $546 thousand in discounts earned on early loan payoffs of acquired loans and other associated payoff benefits of $359 thousand, which had a positive impact on the net interest margin of 14 basis points. In the second quarter of 2015 the Company recorded $474 thousand in discounts earned on early loan payoffs of acquired loans, which had a positive impact on the net interest margin of 9 basis points.

The net interest margin in the second quarter of 2016 was 3.81%, compared to 3.87% in the second quarter of 2015. The decrease was primarily driven by average loans being a lower percentage of earnings assets in the second quarter of 2016 than in the year ago period.

Net interest income for the second quarter of 2016 increased $771 thousand or 3% from the first quarter of 2016. The increase was primarily driven by strong loan growth.

The Company’s net interest income was positively impacted in both the second quarter of 2016 and the first quarter of 2016 by the recognition of fair value discounts earned on early payoffs of acquired loans. In the second quarter of 2016 the Company recorded $546 thousand in discounts earned on early loan payoffs and other associated payoff benefits of $359 thousand, which had a positive impact on the net interest margin of 14 basis points. In the first quarter of 2016 the Company recorded $651 thousand in discounts earned on early loan payoffs of acquired loans and other associated payoff benefits, with a positive impact on the net interest margin of 10 basis points.

The net interest margin in the second quarter of 2016 was 3.81%, compared to 3.77% in the first quarter of 2016. The increase was primarily driven by average loans being a higher percentage of earning assets in the second quarter of 2016 than the previous quarter, as well as higher discounts on acquired loans and other associated payoff benefits earned during the second quarter of 2016.

The core loan yield for the second quarter of 2016 was 4.69%, compared to 4.77% in the previous quarter. The compression of loan yields continues; however, loan growth is offsetting the effect of decreasing rates, which has enabled the Company to continue growing net interest income.

As of June 30, 2016, the Company had $12.1 million of discounts remaining on acquired accruing loans.

The Company’s cost of funds was 0.12% in the second quarter of 2016, compared to 0.13% in both the second quarter of 2015 and the first quarter of 2016.

Non-interest Income

Non-interest income was $3.0 million in the second quarter of 2016, a decrease of $120 thousand or 4% from $3.1 million in the same quarter of the prior year. Other non-interest income in the year-ago quarter included a special dividend of $296 thousand on capital stock from the Federal Home Loan Bank of San Francisco for which there was no equivalent in the second quarter of 2016. Other non-interest income in the second quarter of 2016 included $29 thousand in transaction referral fee income, compared to $380 thousand in the year-ago quarter. The Company’s gain on sale of SBA loans and deposit account income increased $270 thousand and $69 thousand, respectively, in the second quarter of 2016, compared to the year-ago quarter, which reflects growth in areas that are central to the Company’s fundamental strategy.

Non-interest income in the second quarter of 2016 increased $155 thousand or 6% over the first quarter of 2016. The increase was largely due to an increase of $191 thousand in other non-interest income, which included a $68 thousand increase in the dividend on capital stock from the Federal Home Loan Bank of San Francisco, as well as smaller increases in a number of other non-interest income categories, compared with the prior quarter.

Non-interest Expense

Non-interest expense for the second quarter of 2016 was $15.1 million, an increase of $177 thousand, or 1% compared to non-interest expense of $14.9 million for the same period of the prior year. In the second quarter of 2016 salaries and employee benefits increased by $557 thousand over the second quarter of 2015, as full-time equivalent employees grew to

280 at June 30, 2016, an increase of 17 from the end of the year-ago period. The increase in salaries and employee benefits in the second quarter of 2016 was offset by a $276 thousand decrease in other operating expenses, the largest of which was a $101 thousand reduction in the amortization of the core deposit intangible, as well as modest declines in other expenses that fluctuate from quarter to quarter. Additionally, there were no merger-related charges in the second quarter of 2016, which were $246 thousand in the year-ago quarter.

Non-interest expense for the second quarter of 2016 was $15.1 million, a decrease of $98 thousand or 1% over the first quarter of 2016. The Company’s non-interest expense for salaries and benefits decreased by $289 thousand in the second quarter of 2016 compared to the first quarter of 2016, which was largely related to the decline in seasonal compensation expenses incurred annually in the first quarter. Near the end of the second quarter of 2016 the Company increased its full-time equivalent employee count by seven to a total of 280. The decrease in salaries and benefits in the second quarter of 2016 was partially offset by an increase of $176 thousand in legal fees, compared to the first quarter of 2016.

Income Tax

In the second quarter of 2016, the effective tax rate was 40%, the same as the previous quarter.

Balance Sheet

Assets

Total assets at June 30, 2016, were $2.8 billion, a year-over-year increase of $306 million from June 30, 2015. The increase was primarily due to strong growth in total deposits.

Tangible book value per share at June 30, 2016, was $13.46, an increase of $0.41 or 3% from March 31, 2016, and $1.49 or 12% from June 30, 2015.

Loans

Total loans were $1.95 billion at June 30, 2016, an increase of $82 million or 18% annualized from $1.87 billion at the end of the prior quarter. This also represents an increase of $234 million or 14% from June 30, 2015. The increase in loans for both periods was due to strong loan growth.

During the second quarter of 2016, the Company had $121 million of net organic loan production. Pay downs in the acquired loan portfolios were approximately $39 million in the same quarter.

Total commercial and industrial loans outstanding increased $26 million from the prior quarter, as utilization of commercial and industrial line of credit commitments increased to 45%, compared to 41% in the previous quarter and the minimum of 45% it was in the four quarters prior to that.

Loans secured by real estate grew $47 million in the second quarter of 2016, compared to the prior quarter. Other nonresidential properties accounted for 41% of this growth, which are loans with well-structured terms and guarantees, primarily collateralized by commercial buildings. Multifamily residential properties accounted for 35% of this growth, primarily related to a single loan in Los Angeles County. The construction lending portfolio accounted for 20% of this growth, which is primarily made up of 1-4 family and multifamily construction projects in Los Angeles County undertaken by customers that have long-term relationships with the Company.

At June 30, 2016, commercial and industrial loans, and owner-occupied real estate loans combined were $948 million or 49% of total loans, compared to $920 million or 49% at March 31, 2016. At June 30, 2015, commercial and industrial loans, and owner-occupied real estate were $886 million or 52% of total loans.

Deposits

Total deposits at June 30, 2016 were $2.4 billion, an increase of $20 million from the end of the prior quarter and $258 million from the prior year. The strong growth in total deposits year over year was largely in non-interest bearing deposits, which were $1.3 billion or 56% of total deposits at June 30, 2016, compared to $1.1 billion or 53% at June 30, 2015, and $1.3 billion or 55% at March 31, 2016. Average deposits per branch were $266 million as of June 30, 2016.

Cost of deposits for the quarter was 0.10%, compared to 0.11% in both the prior quarter and the year-ago quarter.

Asset Quality

Total non-performing assets were $2.6 million, or 0.09% of total assets at June 30, 2016, compared with $5.8 million or 0.24% of total assets at June 30, 2015.

Total nonaccrual loans were $2.6 million or 0.13% of total loans, at June 30, 2016, compared with $5.0 million or 0.29% of total loans at June 30, 2015.

“We are pleased with the strong credit performance of our loan portfolio in 2016, which reflects the Company’s continuing commitment to prudent underwriting and credit management,” said Anne Williams, Executive Vice President and Chief Credit Officer and Chief Operating Officer of CU Bancorp and California United Bank.

During the second quarter of 2016, the Company recorded net recoveries of $868 thousand, compared with net recoveries of $241 thousand in the first quarter of 2016 and $194 thousand in the second quarter of 2015.

The Company recorded a loan loss provision for the second quarter of 2016 of $1.1 million, associated with strong net organic loan growth of $121 million and a specific reserve of $594 thousand for a recently impaired loan. This compares to a loan loss provision of $683 thousand in the year-ago quarter, associated with net organic loan growth of $91 million and a loan loss provision in the prior quarter of $622 thousand, associated with net organic loan growth of $90 million.

The allowance for loan losses as a percentage of loans (excluding acquired loans that have been marked to fair value and their related allowance) was 1.22% at June 30, 2016, compared with 1.23% at March 31, 2016, and 1.33% at June 30, 2015.

Capital

CU Bancorp remained well capitalized at June 30, 2016, with total risk weighted assets of $2,488 million. All of the Company’s capital ratios are above minimum regulatory standards for “well capitalized” institutions.

June 30, 2016	Minimum Capital Ratios to Be Considered “Well Capitalized”	Basel III Minimum Capital Ratios with Buffer	CU Bancorp
Total Risk-Based Capital Ratio	10%	8.625%	11.62%
Tier 1 Risk-Based Capital Ratio	8%	6.625%	10.85%
Common Equity Tier 1 Ratio	6.5%	5.125%	9.69%
Tier 1 Leverage Capital Ratio	5%	NA	10.00%

At June 30, 2016, tangible common equity was $238 million with common shares issued of 17,668,381 as of the same date, resulting in tangible book value per common share of $13.46. This compares to tangible common equity of $227 million with a tangible book value per common share of $13.05 at March 31, 2016.

In the second quarter of 2016, 207,475 stock options with a weighted average strike price of $9.71 were exercised; the majority related to the rollover of 1st Enterprise Bank options. Only 23,310 unexercised stock options remain with a weighted average strike price of $16.02 that will expire in 2016.

About CU Bancorp and California United Bank

CU Bancorp is the parent of California United Bank. Founded in 2005, California United Bank provides a full range of financial services, including credit and deposit products, cash management, and internet banking to businesses, non-profits, entrepreneurs, professionals and investors throughout Southern California from its headquarters office in Downtown Los Angeles and additional full-service offices in the San Fernando Valley, the Santa Clarita Valley, the Conejo Valley, Los Angeles, South Bay, Orange County and the Inland Empire. California United Bank is an SBA Preferred Lender. To view CU Bancorp’s most recent financial information, please visit the Investor Relations section of the Company’s Web site. Information on products and services may be obtained by calling 818-257-7700 or visiting the Company’s Web site at www.cunb.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about CU Bancorp (the “Company”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. Forward-looking statements speak only as of the date they are made and we assume no duty to update such statements. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a reduction in real estate values which could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the cost of additional capital is more than expected; a change in the interest rate environment reduces net interest margins; asset/liability repricing risks and liquidity risks; legal matters could be filed against the Company and could take longer or cost more than expected to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters and drought, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans and leases or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war; legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in CU Bancorp’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, CU Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. CU Bancorp assumes no obligation to update such forward-looking statements. For a more complete discussion of risks and uncertainties, investors and security holders are urged to read CU Bancorp’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by CU Bancorp with the SEC. The documents filed by CU Bancorp with the SEC may be obtained at CU Bancorp’s website at www.cubancorp.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from CU Bancorp by directing a request to: CU Bancorp c/o California United Bank, 15821 Ventura Boulevard, Suite 100, Encino, CA 91436. Attention: Investor Relations. Telephone 818-257-7700.

Contacts

CU Bancorp

(213) 430-7072

David Rainer

Chairman and CEO

or

Karen Schoenbaum

Chief Financial Officer

CU BANCORP

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
	Unaudited	Unaudited	Audited	Unaudited

ASSETS
Cash and due from banks	$42,659	$43,912	$50,960	$60,632
Interest earning deposits in other financial institutions	194,681	256,239	171,103	207,448

Total cash and cash equivalents	237,340	300,151	222,063	268,080
Certificates of deposit in other financial institutions	54,410	53,920	56,860	62,594
Investment securities available-for-sale, at fair value	334,113	315,499	315,785	217,481
Investment securities held-to-maturity, at amortized cost	40,595	40,256	42,036	44,014

Total investment securities	374,708	355,755	357,821	261,495
Loans	1,951,111	1,869,178	1,833,163	1,713,004
Allowance for loan loss	(18,476)	(16,545)	(15,682)	(14,124)

Net loans	1,932,635	1,852,633	1,817,481	1,698,880
Premises and equipment, net	4,647	4,836	5,139	5,190
Deferred tax assets, net	14,455	14,094	17,033	16,241
Other real estate owned, net	—	—	325	850
Goodwill	64,603	64,603	64,603	63,950
Core deposit and leasehold right intangibles, net	6,932	7,301	7,671	8,608
Bank owned life insurance	50,561	50,235	49,912	49,345
Accrued interest receivable and other assets	36,142	36,005	35,734	35,580

Total Assets	$2,776,433	$2,739,533	$2,634,642	$2,470,813

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing demand deposits	$1,337,550	$1,312,298	$1,288,085	$1,134,724
Interest bearing transaction accounts	259,103	257,981	261,123	251,999
Money market and savings deposits	747,490	750,798	679,081	691,219
Certificates of deposit	51,598	54,807	58,502	59,576

Total deposits	2,395,741	2,375,884	2,286,791	2,137,518
Securities sold under agreements to repurchase	25,782	21,967	14,360	14,424
Subordinated debentures, net	9,777	9,737	9,697	9,618
Accrued interest payable and other liabilities	18,674	15,957	16,987	18,647

Total Liabilities	2,449,974	2,423,545	2,327,835	2,180,207

SHAREHOLDERS’ EQUITY
Serial preferred stock	17,086	17,148	16,995	16,487
Common stock	234,141	232,126	230,688	227,409
Additional paid-in capital	25,209	23,854	23,017	21,015
Retained earnings	49,245	42,907	36,923	25,743
Accumulated other comprehensive income (loss)	778	(47)	(816)	(48)

Total Shareholders’ Equity	326,459	315,988	306,807	290,606

Total Liabilities and Shareholders’ Equity	$2,776,433	$2,739,533	$2,634,642	$2,470,813

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	For the three months ended
	June 30, 2016	March 31, 2016	June 30, 2015
	Unaudited	Unaudited	Unaudited

Interest Income
Interest and fees on loans	$23,165	$22,578	$20,644
Interest on investment securities	1,415	1,232	1,051
Interest on interest bearing deposits in other financial institutions	417	439	246

Total Interest Income	24,997	24,249	21,941

Interest Expense
Interest on interest bearing transaction accounts	99	99	98
Interest on money market and savings deposits	484	511	408
Interest on certificates of deposit	31	33	46
Interest on securities sold under agreements to repurchase	14	11	7
Interest on subordinated debentures	120	117	109

Total Interest Expense	748	771	668

Net Interest Income	24,249	23,478	21,273
Provision for loan losses	1,063	622	683

Net Interest Income after Provision for Loan Losses	23,186	22,856	20,590

Non-Interest Income
Gain on sale of securities, net	—	—	—
Gain on sale of SBA loans, net	485	554	215
Deposit account service charge income	1,222	1,189	1,153
Other non-interest income	1,268	1,077	1,727

Total Non-Interest Income	2,975	2,820	3,095

Non-Interest Expense
Salaries and employee benefits	9,030	9,319	8,473
Stock compensation expense	891	834	807
Occupancy	1,439	1,436	1,415
Data processing	635	618	635
Legal and professional	651	475	656
FDIC deposit assessment	359	350	351
Merger expenses	—	—	112
OREO loss and expenses	4	79	20
Office services expenses	320	403	407
Other operating expenses	1,760	1,673	2,036

Total Non-Interest Expense	15,089	15,187	14,912

Net Income before Provision for Income Tax Expense	11,072	10,489	8,773
Provision for income tax expense	4,427	4,202	3,506

Net Income	$6,645	$6,287	$5,267

Preferred stock dividends and discount accretion	307	303	312

Net Income Available to Common Shareholders	$6,338	$5,984	$4,955

Earnings Per Share
Basic earnings per share	$0.37	$0.35	$0.30
Diluted earnings per share	$0.36	$0.35	$0.29
Average shares outstanding	17,210,000	17,041,000	16,482,000
Diluted average shares outstanding	17,461,000	17,341,000	16,924,000

CU BANCORP

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)

	For the six months ended June 30,
	2016	2015
	Unaudited	Unaudited

Interest Income
Interest and fees on loans	$45,743	$40,550
Interest on investment securities	2,647	2,231
Interest on interest bearing deposits in other financial institutions	856	448

Total Interest Income	49,246	43,229

Interest Expense
Interest on interest bearing transaction accounts	198	198
Interest on money market and savings deposits	995	791
Interest on certificates of deposit	64	97
Interest on securities sold under agreements to repurchase	25	12
Interest on subordinated debentures	237	216

Total Interest Expense	1,519	1,314

Net Interest Income	47,727	41,915
Provision for loan losses	1,685	2,126

Net Interest Income after Provision for Loan Losses	46,042	39,789

Non-Interest Income
Gain on sale of securities, net	—	—
Gain on sale of SBA loans, net	1,039	638
Deposit account service charge income	2,411	2,294
Other non-interest income	2,345	2,771

Total Non-Interest Income	5,795	5,703

Non-Interest Expense
Salaries and employee benefits	18,349	17,111
Stock compensation expense	1,725	1,320
Occupancy	2,875	2,835
Data processing	1,253	1,276
Legal and professional	1,126	1,502
FDIC deposit assessment	709	684
Merger related expenses	—	352
OREO loss and expenses	83	26
Office services expenses	723	821
Other operating expenses	3,433	3,898

Total Non-Interest Expense	30,276	29,825

Net Income before Provision for Income Tax Expense	21,561	15,667
Provision for income tax expense	8,629	6,201

Net Income	$12,932	$9,466

Preferred stock dividends and discount accretion	610	584

Net Income Available to Common Shareholders	$12,322	$8,882

Earnings Per Share
Basic earnings per share	$0.72	$0.54
Diluted earnings per share	$0.71	$0.53
Average shares outstanding	17,126,000	16,445,000
Diluted average shares outstanding	17,401,000	16,886,000

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	June 30, 2016			March 31, 2016
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest Earning Assets:
Deposits in other financial institutions	$274,531	$417	0.60%	$301,402	$439	0.58%
Investment securities	374,888	1,415	1.51%	352,929	1,232	1.40%
Loans	1,908,945	23,165	4.88%	1,849,201	22,578	4.91%

Total interest earning assets	2,558,364	24,997	3.93%	2,503,532	24,249	3.90%
Non-interest earning assets	209,342			214,581

Total Assets	$2,767,706			$2,718,113

Interest Bearing Liabilities:
Interest bearing transaction accounts	$288,384	$99	0.14%	$270,796	$99	0.15%
Money market and savings deposits	740,117	484	0.26%	726,681	511	0.28%
Certificates of deposit	53,460	31	0.23%	55,920	33	0.24%

Total Interest Bearing Deposits	1,081,961	614	0.23%	1,053,397	643	0.25%
Securities sold under agreements to repurchase	25,223	14	0.22%	20,540	11	0.22%
Subordinated debentures and other debt	9,758	120	4.86%	9,719	117	4.76%

Total Interest Bearing Liabilities	1,116,942	748	0.27%	1,083,656	771	0.29%
Non-interest bearing demand deposits	1,312,833			1,305,018

Total funding sources	2,429,775			2,388,674
Non-interest bearing liabilities	15,901			16,425
Shareholders’ Equity	322,030			313,014

Total Liabilities and Shareholders’ Equity	$2,767,706			$2,718,113

Net interest income		$24,249			$23,478

Net interest margin			3.81%			3.77%

CU BANCORP

CONSOLIDATED QUARTERLY AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended
	June 30, 2016			June 30, 2015
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest Earning Assets:
Deposits in other financial institutions	$274,531	$417	0.60%	$265,123	$246	0.37%
Investment securities	374,888	1,415	1.51%	265,367	1,051	1.58%
Loans	1,908,945	23,165	4.88%	1,673,185	20,644	4.95%

Total interest earning assets	2,558,364	24,997	3.93%	2,203,675	21,941	3.99%
Non-interest earning assets	209,342			212,825

Total Assets	$2,767,706			$2,416,500

Interest Bearing Liabilities:
Interest bearing transaction accounts	$288,384	$99	0.14%	$254,843	$98	0.15%
Money market and savings deposits	740,117	484	0.26%	693,090	408	0.24%
Certificates of deposit	53,460	31	0.23%	60,469	46	0.31%

Total Interest Bearing Deposits	1,081,961	614	0.23%	1,008,402	552	0.22%
Securities sold under agreements to repurchase	25,223	14	0.22%	12,571	7	0.22%
Subordinated debentures and other debt	9,758	120	4.86%	9,598	109	4.49%

Total Interest Bearing Liabilities	1,116,942	748	0.27%	1,030,571	668	0.26%
Non-interest bearing demand deposits	1,312,833			1,081,090

Total funding sources	2,429,775			2,111,661
Non-interest bearing liabilities	15,901			16,909
Shareholders’ Equity	322,030			287,930

Total Liabilities and Shareholders’ Equity	$2,767,706			$2,416,500

Net interest income		$24,249			$21,273

Net interest margin			3.81%			3.87%

CU BANCORP

CONSOLIDATED YEAR-TO-DATE AVERAGE BALANCE SHEETS AND YIELD ANALYSIS

(Unaudited)

(Dollars in thousands)

	For the Six Months Ended
	June 30, 2016			June 30, 2015
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest Earning Assets:
Deposits in other financial institutions	$287,967	$856	0.59%	$231,481	$448	0.38%
Investment securities	363,909	2,647	1.45%	268,418	2,231	1.66%
Loans	1,879,074	45,743	4,89%	1,662,055	40,550	4,92%

Total interest earning assets	2,530,950	49,246	3.91%	2,161,954	43,229	4.03%
Non-interest earning assets	211,959			207,466

Total Assets	$2,742,909			$2,369,420

Interest Bearing Liabilities:
Interest bearing transaction accounts	$279,590	$198	0.14%	$246,577	$198	0.16%
Money market and savings deposits	733,399	995	0.27%	672,023	791	0.24%
Certificates of deposit	54,690	64	0.24%	62,196	97	0.31%

Total Interest Bearing Deposits	1,067,679	1,257	0.24%	980,796	1,086	0.22%
Securities sold under agreements to repurchase	22,882	25	0.22%	11,671	12	0.21%
Subordinated debentures and other debt	9,739	237	4.81%	9,583	216	4.46%

Total Interest Bearing Liabilities	1,100,300	1,519	0.27%	1,002,050	1,313	0.26%
Non-interest bearing demand deposits	1,308,925			1,063,958

Total funding sources	2,409,225			2,066,008
Non-interest bearing liabilities	16,162			17,982
Shareholders’ Equity	317,522			285,430

Total Liabilities and Shareholders’ Equity	$2,742,909			$2,369,420

Net interest income		$47,727			$41,915

Net interest margin			3.79%			3.91%

CU BANCORP

LOAN COMPOSITION

(Dollars in thousands)

	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
	Unaudited	Unaudited	Audited	Unaudited

Commercial and Industrial Loans:	$522,074	$496,301	$537,368	$505,931

Loans Secured by Real Estate:
Owner-Occupied Nonresidential Properties	425,515	423,370	407,979	380,867
Other Nonresidential Properties	582,204	562,871	533,168	520,568
Construction, Land Development and Other Land	165,963	156,731	125,832	76,318
1-4 Family Residential Properties	121,971	122,408	114,525	136,142
Multifamily Residential Properties	86,942	70,423	71,179	54,789

Total Loans Secured by Real Estate	1,382,595	1,335,803	1,252,683	1,168,684

Other Loans:	46,442	37,074	43,112	38,389

Total Loans	$1,951,111	$1,869,178	$1,833,163	$1,713,004

COMMERCIAL AND INDUSTRIAL LINE OF CREDIT UTILIZATION

(Dollars in thousands)

	June 30, 2016		March 31, 2016		December 31, 2015		June 30, 2015
	Unaudited		Unaudited		Unaudited		Unaudited

Disbursed	$396,544	45%	$368,357	41%	$408,619	46%	$370,692	45%
Undisbursed	477,444	55%	529,075	59%	477,901	54%	457,137	55%

Total Commitments	$873,988	100%	$897,432	100%	$886,520	100%	$827,829	100%

CU BANCORP

SUPPLEMENTAL DATA

(Dollars in thousands)

	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
	Unaudited	Unaudited	Unaudited	Unaudited

Capital Ratios Table:
Total risk-based capital ratio	11.62%	11.61%	11.54%	11.32%
Common equity tier 1 capital ratio	9.69%	9.68%	9.61%	9.37%
Tier 1 risk-based capital ratio	10.85%	10.88%	10.85%	10.66%
Tier 1 leverage capital ratio	10.00%	9.81%	9.67%	10.07%
Tangible Common Equity/Tangible Assets	8.78%	8.51%	8.49%	8.41%

Asset Quality Table:
Loans originated by the Bank on non-accrual	$114	$—	$89	$2,139
Loans acquired thru acquisition that are on non-accrual	2,463	1,815	1,962	2,843

Total non-accrual loans	2,577	1,815	2,051	4,982
Other Real Estate Owned	—	—	325	850

Total non-performing assets	$2,577	$1,815	$2,376	$5,832

Net charge-offs (recoveries) year to date	$(1,109)	$(241)	$2,009	$612

Net charge-offs (recoveries) quarterly	$(868)	$(241)	$1,532	$(194)

Non-accrual loans to total loans	0.13%	0.10%	0.11%	0.29%

Total non-performing assets to total assets	0.09%	0.07%	0.09%	0.24%

Allowance for loan losses to total loans	0.95%	0.89%	0.86%	0.82%

Allowance for loan losses to total loans accounted at historical cost, which excludes loans acquired by acquisition	1.22%	1.23%	1.25%	1.33%

Net year to date charge-offs (recoveries) to average year to date loans	(0.06)%	(0.01)%	0.12%	0.04%

Allowance for loan losses to non-accrual loans accounted at historical cost, which excludes non-accrual loans acquired by acquisition and related allowance	15684%	N/A	17583%	660%

Allowance for loan losses to total non-accrual loans	717%	911%	764%	284%

As of June 30, 2016, there were no restructured loans or loans over 90 days past due and still accruing.

CU BANCORP

GAAP RECONCILIATIONS

These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for analyses of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

TCE Calculations and Reconciliation to Total Shareholders’ Equity

(Unaudited)

The Company utilizes the term Tangible Common Equity (TCE), a non-GAAP financial measure. CU Bancorp’s management believes TCE is useful because it is a measure utilized by both regulators and market analysts in evaluating a consolidated bank holding company’s financial condition and capital strength. TCE represents common shareholders’ equity less goodwill and certain intangible assets. A reconciliation of CU Bancorp’s total shareholders’ equity to TCE is provided in the table below for the periods indicated:

(Dollars in thousands, except share and per share data)

	June 30, 2016	March 31, 2016	December 31, 2015	June 30, 2015
Tangible Common Equity Calculation
Total shareholders’ equity	$326,459	$315,988	$306,807	$290,606
Less: Serial preferred stock	17,086	17,148	16,995	16,487
Less: Goodwill	64,603	64,603	64,603	63,950
Less: Core deposit and leasehold right intangibles, net	6,932	7,301	7,671	8,608

Tangible Common Equity	$237,838	$226,936	$217,538	$201,561

Common shares issued and outstanding	17,668,381	17,389,383	17,175,389	16,840,859
Tangible book value per common share	$13.46	$13.05	$12.67	$11.97
Book value per common share	$17.51	$17.19	$16.87	$16.28